Exhibit 16.1
March 21, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 16F of Form 20-F dated March 21, 2025, of Diana Shipping

Inc. and are in agreement
with the statements contained in paragraphs two and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young (Hellas) Certified

Auditors Accountants S.A.
Athens, Greece